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                                                                   EXHIBIT 10.18

                             [TELOCITY LETTERHEAD]

                                                              September 13, 1999

TRANSMITTED VIA FACSIMILE

Regina Wiedemann
1017 Twin Brooks Dr.
San Jose, CA 95126
Fax (408) 995-6558

Dear Regina,

We are pleased to offer you the regular full time position as Senior Vice President of Business Development with Telocity. You will report directly to me. Your anticipated start date would be October 1, 1999.

If you accept the offer, you will receive a monthly salary of $11,666.67, which will be paid in two installments, on the fifteenth and last day of each month, in accordance with the Company's normal payroll procedures.

If you accept this offer, upon approval by the Company's Board of Directors you will be granted options to purchase 120,000 shares of the Company's common stock with a per share purchase price equal to the fair market value at the time of the grant. The options will vest over a four-year period calculated based on your original start date with the Company. On the six-month anniversary of your actual start date, your vesting "cliff" will occur, meaning the first 1/8 of your options will vest. Thereafter, 1/42nd of your remaining options will vest on the first day of each month that you work continuously as a regular employee of the Company until your options have fully vested.

Telocity offers full medical and dental coverage benefits for its employees, for which you will become eligible on your first day of employment. The Company offers a 401(k) Savings Plan and section 125 Pretax Savings for which you will be eligible on the 1st of the following month of employment.

If you choose to accept the offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, with or without Cause, as you deem appropriate. The Company will have a similar right and may terminate your employment at any time, for any reason or no reason, with or without Cause, provided that the following provisions will apply to terminations or resignations, as described below, after a "Change of Control."
A "Change of Control" will be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company. For the purposes of Subsection (i), above, the board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company are related, and its determination shall be final, binding and conclusive.

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                                                              September 13, 1999
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"Good Reason" for a resignation will be deemed to exist if any of the following conditions occur within one (1) year of a Change in Control, provided that such conditions persist for fifteen (15) business days after written notice to the Board from you and reasonable opportunity for the Company to cure: (i) the Company, its successor or assign decreases your salary or compensation; (ii) the Company its successor or assign makes a material, adverse change in your title, authority, responsibilities or duties, as measured against your title, authority, responsibilities or duties immediately prior to such Ownership Change Event; (iii) the Company its successor or assign requires you to relocate your work place to a location outside the San Francisco Bay Area (i.e., outside Marin County, Contra Costa County, Alameda County, San Francisco County, San Mateo County or Santa Clara County); (iv) the Company its successor or assign materially breaches any provision of this Agreement; or (v) the Company fails to obtain the assumption of this Agreement by any successor or assign of the Company.

Termination for "Cause" is defined as a termination based upon: (i) theft, dishonesty, or falsification of any employment or Company records; (ii) conviction of a felony or any act involving moral turpitude; (iii) the refusal to perform any reasonable, assigned duties; (iv) improper disclosure of the Company's confidential or proprietary information; (v) any act you may undertake with the intent to (or with reckless disregard of the likelihood that your action may) materially harm the Company's reputation or business; or (vi) any material breach of this Employment Agreement, which breach, if curable, is not cured within thirty (30) days following written notice from the Company.

In the event that the Company terminates your employment for Cause after a Change in Control, you would then be entitled to no compensation or benefits from the Company other than salary, vesting (if any), bonuses and benefits earned prior to such termination for Cause.

If, after a Change in Control, the Company were to terminate your employment without Cause, or if, after a Change in Control, you were to resign from the Company for Good Reason, then you would be entitled, on such date, to all of the following, as your exclusive compensation and remedy: (i) All accrued salary, benefits; vesting (if any) and bonuses (if any) earned through the date of termination or resignation; (ii) Continued salary (less applicable withholding) benefits and vesting at the above base salary rate (plus any increases), for six (6) months following such termination or resignation; and
(iii) Removal of the "cliff date" described in paragraph three of this Agreement. The latter provision means that if the Company were to terminate your employment without Cause or you were to resign for Good Reason during the first six months of your employment, you would be entitled to monthly vesting through the date of such event despite the cliff, which otherwise would require you to work as an employee of the Company for six months before any vesting would accrue. At such time you would also be entitled to an additional six months vesting as provided in section (ii) of this paragraph.

For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated. You will also be required to sign an Employee Inventions and Proprietary Rights Assignment Agreement as a condition of your employment (attached).

In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement, or the termination of our employment relationship (including but not limited to claims of wrongful termination or age, sex, disability, race or other discrimination or harassment), you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California. By making this agreement, both you and the Company waive our respective


This Document Highly Confidential
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                                                               September 9, 1999
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rights to have such disputes tried by a court or jury. However, we agree that this arbitration provision will not apply to any disputes or claims relating to the misuse or misappropriation of trade secrets or proprietary information.

This letter and the Employee Inventions and Proprietary Rights Assignment Agreement set forth terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by both parties.

To indicate your acceptance of the Company's offer, please sign and date this letter, and the enclosed Employee Inventions and Proprietary Rights Agreement. Return both pages of this letter by fax to our confidential fax number (408) 863-4783, no later than the close of business on Friday, September 10, 1999.

This offer is highly confidential, so please do not disclose its terms to anyone other than your advisor(s). Please bring both the originals of the letter and the Agreement with you on your first day with the Company.

We at Telocity are excited about the prospect of you joining our team. We look forward to working together.

Sincerely,

/s/ PATTI S. HART
Patti Hart
President and CEO

Enclosures

Agreed to and Accepted:

/s/ REGINA WEIDEMANN      9/13/99
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Regina Wiedemann          Date



This Document Highly Confidential